SED International Holdings Inc.

Investor Update Conference Call

May 2, 2013

Operator:            Ladies and gentlemen, thank you for standing by. Welcome to the SED International Holdings Incorporated Update Conference Call. During today’s presentation, all parties will be placed in a listen-only mode. Following the prepared remarks, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. Please press star, zero for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Thursday, May 2, 2013.

 I would now like to turn the conference call over to Chris Joe, Chief Financial Officer at SED International. Please go ahead, sir.

Chris Joe:           Thank you, and welcome everyone. Joining me today is Bob O’Malley, SED’s President and Chief Executive Officer and Derrek Hallock, SED’s Senior Vice President, U.S. Commercial Division.

Before we begin with the prepared remarks, I would like to remind everyone that statements made during this call that are not historical facts or forward-looking statements. Words such as may, will, expect, believes, anticipate, estimate, approximate, and continue or similar expressions as they relate to SED are intended to identify such forward-looking statements. SED undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties that could affect SED’s future financial results are discussed fully in SED’s filings with the U.S. Securities and Exchange Commission, included SED’s Form 10-K for the fiscal year ended June 30th, 2012. Participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s call.

With that said, I would like to turn the call over to Bob O’Malley, SED’s Chief Executive Officer.

Bob O’Malley:   Thank you, Chris, and thanks everyone joining us on the call today. The purpose of today’s call is to outline a new vision for SED and to discuss the specific of the changes the Company’s making to fulfill that vision. When I joined the business six months ago, I found the Company had become unfocused, slow moving and one lacking a strong sense of direction, these issues that manifested themselves in a bloated balance sheet and a lack of profitability in the U.S. operations.

I also found many good, dedicated employees who had just what it takes to thrive as a winning team. The restructure we announced on April 4th, 2013 was undertaken to create an organization that truly lives to our core values, one that is accountable, decisive, efficient, partnering and trustworthy. We will outline our plans in more detail today, including the specifics of the restructuring and the business impact that we expect going forward.

Let me now briefly review the public announcement we made on April 4th after which Chris and I will go into more detail and give you the status of our implementation progress and the benefits of the SED business. Next I will ask Derrek to touch on some industry trends upon which we are facing our sales investments for the future. Finally, I will summarize the takeaways from this call and from our announcements in general.

The restructuring we just announced was the third phase of our plan which began in November of 2012. Our first phase was the realignment of certain executive positions. The second was a modest reduction in U.S. head count coupled with the outsourcing of SED’s IT and HR functions. These outsourcing decisions were designed to increase functional capability and flexibility while reducing operating expense. In fact, the IT outsourcing has already resulted in a new level of competencies at SED with new business intelligence and EDI solutions improving functionality and automating formally manual processes.

Our partnership with Insperity for (inaudible) employment has similarly increased the level of employee services available from HR and eliminated formally manual processes. All employees entered full (inaudible) employment on April 1st, 2013 completing this project.

The third phase was the announcement we made three weeks ago. Our actions constitute major changes from the core of our business, the fringes (ph). Our approach was somewhat unique. Rather than focus on reductions, we started with our core distribution business, our most loyal vendor partners and the customers with whom we enjoy a value add relationship. We then built the new SED around this core. The result is less complexity, greater efficiency and an opportunity to grow the core and its near adjacencies dramatically.

Key elements of this plan as announced are focus the Company’s line car (ph) consistent with strategic opportunities in both our commercial and consumer businesses. The three area of focus are IT storage systems, small business solutions and merchandise e-commerce fulfillment leveraging both our technology and our retail oriented products, reduce U.S. headcount and SG&A by over 25%, consolidate SED’s five U.S. distribution centers into three distribution centers.

SED’s Latin American operation was not affected by this announcement. In fact, the changes in the U.S. operation are designed to align our U.S. and Latin America businesses more closely, the strength in common vendor partnerships and the leverage of common business infrastructure.

As an update to our (inaudible) progress, U.S. headcount is actually down by 29% including completive reductions in transition employees needed through May. SG&A reductions in the U.S. are expected to be 25% when the fourth quarter run rate is compared to our fiscal third quarter. We made our last customer shipments from our Dallas warehouse on April 17th and plan to make our last customer shipments from our New Jersey warehouse on May 15th. Strategic vendors for which we can focus our energies are the top third of our existing vendor partnerships. Product availability will improve in the areas of focus while U.S. inventory to support these vendors and their product will be 30% less than we formally carried.

Expected U.S. revenue will be about 25% below recent levels with gross profit expected to be down 10%. Thus, gross profit for employee in the U.S. will increase by more than 25%. Remember, the approach we took was to identify the SED core first, validate our business lines at the core, add adjacencies that were justified and size the business infrastructure accordingly. Vendor reaction has been positive to this change.

With the P&Ls and (inaudible) I just went through, let me now ask Chris Joe to discuss the other financial impacts that we expect.

Chris Joe:           Thanks, Bob. As you have recognized, we are transitioning our business back to the core as a result as a smaller more profitable SED. Smaller relation to our balance sheet as well. Bob has profiled the inventory reductions which have allowed us to reduce warehouse square footage by 43% without impacting our customer service level. Additionally, we are in the process of returning or selling over $2 million worth of U.S. inventory not included in the core as Bob has described it. Much of this inventory has a seasonal flow to it which has created stocking peaks and risk to our sales forecast. We expect to manage this inventory transition with some short term margin impacts in the near term then should have a stronger balance sheet going forward.

These actions should significantly increase inventory turns and reduce inventory levels. In fact, U.S. inventory levels are already down 11% this calendar year end with further reductions planned, including those discussed earlier. We continue to explore opportunities to increase financial flexibility across the Company. We’re a more efficient, global capital structure and innovative resources of financing such as the broad change in project specific financing arrangements. These efforts will allow the Company to further reduce working capital levels going forward.

Let me now turn over the call to Derrek. Derrek joined SED on April 15th as Senior Vice President, U.S. Commercial Division. He was most recently Tech Data’s Vice President of TD Agency with direct responsibility for managing a $60 million full service marketing and advertising agency. Prior to TD Agency, Mr. Hallock had responsibility for Tech Data’s, SMB VAR sales managing operations in the U.S., Canada and Costa Rica. Welcome, Derrek.

Derrek Hallock: Thank you, Chris. Happy to be here. I joined the SED team to lead the commercial business in the U.S. because I thought that the small VARS and OEMs were an important, although understood, portion of the IT channel. Small VARS with less than 100 employees, for example, make up 98% of the channel. These VARS provide IT services primarily to small businesses who have an ever increasing appetite for technology to help them grow.

SED’s plan to focus on our competencies for storage solution and client solution are built on the driving market forces of mobility and digital content. The more mobile solutions deployed for personal use or business use, the more content is created and stored. SED’s experience and leadership in the areas of notebooks, tablets, hard drives and SSPs (ph) fit the demand horizon naturally. More importantly, the changes that Bob has just profiled will allow me to invest more of SED’s financial resources and human resources on these two focus areas.

To that end, we have already begun to outline the process for recruiting, hiring and training new salespeople targeted at the small VAR customer set. We expect to begin hiring individuals to grow this area of SED in the next 30 days. In particular, I am at SED to grow the SMB sector and to lead SED into new areas. One example is centered around touch base (ph) fine solution. We are working with notebook and tablet manufacturers with Microsoft and with leading VARS to identify and capitalize on the emerging world of touch application and to create opportunity to distinguish SED as a leading distributor of touch.

Now I’ll turn the call back to Bob.

Bob O’Malley:   Thanks, Derrek and thanks, Chris. Now the remarks are intended to shed more light on the changes we are making at SED, both in the capture mode of the business that we were built to capture. We have focused on the core and on our position to grow that core. You heard from Derrek on the U.S. commercial business focus. He assured that we have similar focus areas for U.S. consumer business and for our Latin America business.

The benefits to SED are obvious. We are a leader team, one focused more on our competencies, competencies that we can both defend and grow. Our strategic vendors will give more of our time and energy. Our customers will see more value from the distributor choice, SED.

That takes us to the end of our prepared comments. Our third quarter results call is scheduled for May 14th. I hope you will be able to join us then. Results will show revenue returning to levels we saw in our first fiscal quarter and the old SED will report a loss for the fourth quarter (inaudible).

Now I’d like to open the questions—the call to questions. Bruno, can you take over from here?

Operator:             Absolutely, sir. We will now begin the question and answer session. If you’d like to ask a question, please press star, followed by one. If you’d like to remove yourself from the queue, it is star, followed by the two. One moment before our first question.

Once again ladies and gentlemen, it is star, one to ask a question. And sir, I’m showing no questions in the queue at this time. Please continue.

Bob O’Malley:    Thank you, Bruno and thanks again to everyone for joining our call today. Remember, we will be conducting a quarterly results call and web presentation on May 14th. Look for our announcement of the release in the next few days. In fact, I think it went out today. Thank you all very much.

Operator:             Ladies and gentlemen, this concludes your conference call. We would like to thank you for your participation and you may now disconnect.